Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made as of the 11th day of March, 2010, by and between WMS GAMING INC., a Delaware corporation, with offices at 800 S. Northpoint Boulevard, Waukegan, Illinois 60085 (hereinafter called the “Corporation”) and Ken Lochiatto, an individual residing at 1251 Fiore Drive, Lake Forest, Il 60045 (hereinafter called “Employee”).

WHEREAS, Employee is currently serving as Executive Vice President and Chief Operating Officer of the Corporation; and

WHEREAS, the Corporation desires to continue to employ Employee and Employee is willing to continue such employment on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Employment by Corporation. The Corporation hereby agrees to employ Employee to perform such duties on behalf of the Corporation and its affiliates as the President, Chief Executive Officer or the Board of Directors of the Corporation (“Management”), may from time to time determine, including without limitation, duties with respect to operations of the Corporation and the other corporations controlling or under common control with the Corporation (“Affiliates” and, collectively with the Corporation, the “Employer Group”). The title of Employee shall be Executive Vice President and Chief Operating Officer, reporting to the President, which title and reporting may change at any time in the sole discretion of Management.

2.	Employee’s Acceptance of Employment. Employee hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Employer Group, he will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of Management and he will do such reasonable traveling as may be required of him in the performance thereof.

3.	Corporate Policies. Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Employee agrees to be bound by the Corporation’s Code of Conduct and any amendments adopted thereto, a copy of which Employee hereby acknowledges he has received and read, and Employee agrees that he shall not, without the prior written approval of Management, directly or indirectly, accept employment or compensation from or perform services of any nature for any business enterprise other than the Employer Group.

4.

Term. Employee shall be employed for a term (“Term”) of two (2) years commencing on the date hereof. The Term shall renew automatically for a two-year term at the end of the each two-year period thereafter, unless Employee’s employment is terminated voluntarily by Employee or by the Corporation for cause in accordance with Section 7 hereof, in which case the Term shall terminate immediately. If Employee’s employment is terminated by the Corporation other than by reason of cause, Employee shall be entitled to receive as liquidated damages in consideration of a complete release of any claims against the Employer Group and the additional undertakings hereunder, including but not limited to those set forth in Section 8 hereof, a severance payment equal to (i) the annual base salary compensation to which Employee would otherwise be entitled during a twenty-four (24) month period, which amounts will be paid in regular payroll intervals and (ii) within 30 days after the Corporation publicly announces its audited results for the fiscal year in which the date of termination occurs (or, if applicable, within the time provided below), the product of (x) the annual bonus payable pursuant to Section 5.2 for the fiscal year in which the date of termination occurs and (y) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination, and the denominator of which is 365, less any payments previously made to Employee in respect of the annual bonus for such fiscal year. Each year of the Term is hereafter referred to as an “Employment Year.” To the extent that any severance payments required to be made pursuant to the preceding sentence do not qualify for either the “short-term deferral” exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(4) or the involuntary separation pay exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii), then such payments (i) may not be made before the date that is six months after the date the Employee’s employment is terminated, and (ii) may not be accelerated except to the extent an acceleration of payment may be permitted under final regulations issued by the Internal Revenue Service under Code Section 409A.

5.	Compensation/Benefits.

5.1.	The Corporation will pay to Employee as compensation for his services hereunder an annual base salary of Four Hundred Thousand Dollars ($400,000). Such salary may be adjusted annually based upon annual performance evaluations and is to be payable in equal bi-weekly installments.

5.2.

Employee may receive an annual discretionary bonus with a target amount of seventy-five percent (75%) of Employee’s then current base salary and a maximum of two hundred and twenty-five percent (225%) of Employee’s then current base salary. Such bonus shall be entirely within the sole discretion of Management and will be based upon the extent to which the Corporation and Employee achieve corporate and personal performance criteria and objectives established by Management of the Corporation for such fiscal year. Management reserves the right to change the structure and method of calculating the annual discretionary bonus from time to time. Employee may also participate, in the sole discretion of Management, in such other profit sharing, incentive or other bonus arrangements that may be in effect from time to time. Any bonus payable under this Section 5.2 shall be paid no later than the 15th day of the third month following the end of the fiscal year for which the bonus is payable.

5.3.	Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any bonus, pension, retirement, disability, hospitalization, insurance, medical service, or other employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder, including the Exec-U-Care insurance program. The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

5.4.	Employee shall be entitled to twenty-seven (27) days paid-time off (“PTO days”) during each Employment Year. Any such PTO days are to be taken in accordance with the policies set forth in the Company’s Employee Handbook (“Handbook”) and any amendments adopted thereto, a copy of which Employee hereby acknowledges he has received and read.

6.	Business Expenses. The Corporation shall reimburse Employee for all authorized expenses reasonably incurred by him in accordance with the Corporation’s “Travel and Entertainment Policy and Procedure” and any amendment thereof that the Corporation may adopt during his employment. The amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

7.	Termination. In addition to all other rights and remedies which the parties may have under applicable law, Employee and the Corporation hereby agree that the Corporation may terminate this Agreement and the services of Employee, effective upon the occurrence of any of the following events, any one of which shall be considered cause for termination: (i) a material failure by Employee to perform his obligations under this Agreement in a satisfactory manner; (ii) the death of Employee or his disability due to physical or mental illness for a period of three (3) consecutive months; (iii) failure of Employee to follow the Corporation’s “Code of Conduct,” and any amendment thereof that the Corporation may adopt during his employment; or (iv) conduct by Employee, whether with respect to his employment or otherwise, which is in violation of the criminal laws of the United States or any State or subdivision thereof (excluding minor violations) or which is reasonably likely to result in the loss of a gaming license held by the Employer Group or in such entity’s inability to become so licensed.

8.	Non-Competition; Non-Solicitation; Non-Disparagement. In consideration of the Corporation’s entering into this Agreement:

8.1.	The Employer Group is engaged in the business of designing, developing, commercializing and promoting gaming products and services including game themes, game play concepts, gaming systems, gaming platforms, gaming websites, online game play and gaming devices; manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), gaming systems and related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”). As an integral part of its business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

8.2.	Employee agrees that during the Term hereof and, (i) in the event Employee voluntarily terminates his employment or the Corporation terminates Employee’s employment for cause, prior to the expiration of one (1) year following such termination of Employee’s employment, or (ii) in the event Employee is terminated for reasons other than for cause, then for such period (not to exceed two (2) years) as the Corporation continues to pay Employee an amount equal to his annual base salary pursuant to Sections 4 or 5 he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the Business within any country in the world where the Employer Group does business. Nothing herein contained shall be deemed to prohibit Employee from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Employee’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding. Employee acknowledges that the Employer Group’s business is international in scope, and that this limitation upon Employee will not interfere with Employee’s ability to gain future employment.

8.3.	Employee agrees that Employee will not, during the Term hereof or prior to the expiration of two (2) years following the termination of Employee’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Employer Group as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Employee, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Employer Group.

8.4.	Employee agrees that he will not disparage or make any statements or disclosures injurious to, or which may reasonably be taken to be injurious or prejudicial or in any way detrimental to, the Employer Group. In the event that Employee breaches this Section 8 while receiving payments pursuant to Sections 4 or 5, the Corporation shall have the right, without waiving any other remedies in law or equity, to cease any further payments pursuant to Sections 4 and 5. Notwithstanding such cessation of payments, all of Employee’s obligations hereunder shall be continuing and enforceable.

8.5.	At all times during and subsequent to Employee’s employment by the Corporation, Employee shall make himself available, at the expense of the Corporation, to testify on behalf of the Employer Group in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall assist the Employer Group in any such action, suit or proceeding by providing information and meeting and consulting with members of management of or counsel to the Employer Group, as reasonably requested.

8.6.	Employee acknowledges that the provisions of this Section 8 are reasonable in scope and duration and are necessary for the protection of the Employer Group. In the event that any provision of this Section 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

8.7.	Employee agrees that the restrictions of this Section 8 shall be assignable by the Corporation, whether by operation of law or otherwise, to any member of the Employer Group and to any successor in interest to substantially all of the operations the Corporation. Employee acknowledges and agrees that ten percent (10%) of Employee’s annual base salary shall be paid for and in consideration of the Corporation’s right to assign Employee’s covenants under this Section 8.

9.	Confidentiality Agreement.

9.1.	As used herein, the term “Confidential Information” shall mean the terms of this Employment Agreement and any and all information of the Employer Group, including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Employer Group’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Employer Group and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Employer Group’s products and services; (iii) the terms, conditions and current status of the Employer Group’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Employer Group’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Employer Group communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Employer Group; (vi) any communications between the Employer Group, its officers, directors, shareholders, or employees, and any attorney retained by the Employer Group for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his representation of the Employer Group; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Employer Group; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Employer Group during Employee’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Employer Group derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Employer Group an opportunity to obtain an advantage over its competitors who do not know or use the same.

9.2.	Employee acknowledges and agrees that the Employer Group is engaged in the highly competitive gaming device business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Employer Group has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Employer Group, the Employer Group would suffer irreparable harm, loss and damage. Accordingly, Employee acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Employee:

9.2.1.	the Confidential Information is, and at all times hereafter shall remain, the sole property of the Employer Group;

9.2.2.	Employee shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Employer Group or any other person, firm, corporation or other entity;

9.2.3.	unless the Corporation gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop or be entrusted with as a result of Employee’s employment by the Corporation; and (iv) except in the ordinary course of the Employer Group’s business, Employee shall not seek or accept any Confidential Information from any former, present or future employee of the Employer Group.

9.3.	Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Employer Group to Employee solely to assist him in performing his services under this Agreement. Employee further agrees that after his employment with the Corporation is terminated for any reason:

9.4.	Employee shall not remove from the property of the Employer Group and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

9.5.	Employee shall immediately return to the Corporation any and all other property of the Employer Group in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

10.	Invention Disclosure. Employee agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements (“Inventions”) that may be made or conceived by his and all “Intellectual Material” (as defined below) that may be created or developed by him (whether such Inventions or “Intellectual Material” are developed solely by him or jointly with others) either during his employment by the Corporation or during a period of one (1) year after the termination of his employment with the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Employer Group or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Employer Group. Employee agrees that such Inventions and “Intellectual Material” shall become the sole and exclusive property of the Employer Group and Employee hereby assigns to the Employer Group all of his rights to any such Inventions and “Intellectual Material.” As used herein. “Intellectual Material” shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. With respect to Inventions and Intellectual Material, Employee shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Employer Group for vesting in the Employer Group the entire right, title and interest in and to the same, (b) execute all documents requested by the Employer Group for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Employer Group, in its sole discretion, may desire to prosecute, and (c) give the Employer Group all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Employer Group’s right therein and thereto. If any such assistance is required following the termination of Employee’s employment with the Corporation, the Corporation shall reimburse Employee for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Employer Group was used and which was developed entirely on Employee’s own time, unless the Invention or Intellectual Material relates: (i) to the business of the Employer Group, (ii) to the Employer Group’s actual or demonstrably anticipated research or development, or (iii) the Invention or Intellectual Material results from any work performed by Employee for the Employer Group.

11.

Remedies. Employee acknowledges and agrees that the business of the Employer Group is highly competitive and that the provisions of Sections 8, 9 and 10 are reasonable and necessary for the protection of the Employer Group and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Employer Group not adequately compensable by a monetary award. Accordingly, Employee agrees, without limiting any of the other remedies available to the Employer Group, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Employer Group against Employee for any actual or threatened violation of any of said covenants and if the Employer Group prevails in such litigation, then, Employee shall be liable to the Employer Group for, and shall pay to the Employer Group, all costs and expenses of any kind, including reasonable attorneys’ fees, which the Employer Group may incur in connection with such proceedings.

12.	Change of Control.

12.1 If at any time during the term of this Agreement, both (a) either (i) individuals who presently constitute the Board of Directors of WMS Industries Inc. or the then ultimate parent corporation of the Corporation (the “Parent Corporation”), or who have been recommended for election to such Board by two-thirds of such Board consisting of individuals who are either presently on such Board or such recommended successors, cease for any reason to constitute at least a majority of such Board or (ii) any person or entity or group of affiliated persons or entities who are not owners of at least 15% of the outstanding shares of voting securities of the Parent Corporation on the Effective Date acquire more than 25% of the outstanding shares of voting securities of the Parent Corporation and (b) within 180 days of such change in the composition of the Board of Directors described in clause (i) or acquisition of 25% of the outstanding shares of voting securities described in clause (ii), the Corporation terminates Employee’s employment for any reason other than for cause, death or disability (the events in clause (a)(i) or (a)(ii) and (b) being hereafter referred to as a “Change of Control”), the Corporation shall pay to Employee, as severance pay and in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, an amount equal to the annual base salary compensation to which Employee would otherwise be entitled during a twenty-four (24) month period, which amount will be paid in regular payroll intervals. To the extent that any severance payments required to be made pursuant to the preceding sentence do not qualify for either the “short-term deferral” exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(4) or the involuntary separation pay exception to Section 409A set forth in Treasury Regulations Section 1.409A-1(b)(9)(iii), then such payments (i) may not be made before the date that is six months after the date the Employee’s employment is terminated, and (ii) may not be accelerated except to the extent an acceleration of payment may be permitted under final regulations issued by the Internal Revenue Service under Code Section 409A.

12.2 Upon the occurrence of a Change of Control (such event also being an “Accelerated Vesting Event”), all unexpired stock options and stock equity grants owned by Employee on the date of the Accelerated Vesting Event shall, if unvested, vest fully on the date of the Accelerated Vesting Event notwithstanding any vesting provisions of such options or equity grants. All options and stock equity grants hereafter granted to Employee by the Parent Corporation shall be deemed to provide for substantially similar accelerated vesting in addition to the acceleration provided to employees generally by the plan(s) under which such grants are made.

13.	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

14.	Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

its address set forth above,

Attention: Brian R. Gamache, Chief Executive Officer

and, if to Employee, at his address set forth above.

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

15.	Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Employee. This Agreement shall be binding upon Employee and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

16.	Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of the Corporation, be litigated in any state or Federal court of competent subject matter jurisdiction sitting in Cook County, Illinois, to the jurisdiction of which and venue in which Employee irrevocably consents.

17.	Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

18.	Severability. If any provision of this Agreement including any Section, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such Section, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

19.	Survival at Termination. The termination of Employee’s employment hereunder shall not affect his obligations to the Employer Group hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Employee’s obligations under Sections 8, 9 and 10.

20.	Variation of Pronouns. All pronouns and variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of persons may require.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

WMS GAMING INC.

By:	/s/ Brian R. Gamache
Brian R. Gamache
Chairman and Chief Executive Officer

EMPLOYEE:

By:	/s/ Ken Lochiatto
Ken Lochiatto

10